Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

March 23, 2026

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

Re:	6,900,000 Shares of Class A Common Stock of Guardian Pharmacy Services, Inc.

Ladies and Gentlemen:

We are acting as counsel for Guardian Pharmacy Services, Inc., a Delaware corporation (the “Company”), in connection with the public offering and sale of (i) 1,020,000 shares (the “Company Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), by the Company and (ii) 5,880,000 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock by certain selling stockholders of the Company (the “Selling Stockholders”), in each case pursuant to the Underwriting Agreement, dated March 18, 2026 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders, and BofA Securities, Inc. and Jefferies LLC, acting as representatives of the several underwriters named in Schedule A thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Company Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement on Form S-3 (Registration No. 333-290865), and the Registration Statement on Form S-3 (Registration No. 333-294447) filed pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”) (such registration statements, the “Registration Statements”), each filed by the Company to effect registration of the Shares under the Securities Act, and to the reference to us under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statements. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day

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